Putnam New York Investment Grade Municipal Trust

May 15, 2007 meeting

A proposal to approve a new management contract between the fund and Putnam Investment Management, LLC was approved as follows:

Votes for        Votes against         Abstentions

1,657,686           121,980               60,501

All tabulations are rounded to the nearest whole number.


June 22, 2007 meeting

Approval of a plan of Entity Conversion providing for the conversion of Putnam New York Investment Grade Municipal Trust
(the NY Closed-End Fund) from a Massachusetts trust to a Massachusetts business corporation (the Conversion):

Votes for        Votes against         Abstentions

1,735,666           120,099               42,039


Approval of an Agreement and Plan of Merger providing that, following the Conversion, the NY Closed-End Fund will merge with and into Putnam New York Tax Exempt Income Fund.

Votes for        Votes against         Abstentions

1,749,255           115,434               33,115


All tabulations are rounded to the nearest whole number.